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                                                                      EXHIBIT 11


                   UNITED DENTAL CARE, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)


                                                                     For Three Months Ended            For Six Months Ended
                                                                            June 30,                         June 30,
                                                                    --------------------------      --------------------------
                                                                      1995             1996            1995            1996
                                                                    ----------      ----------      ----------      ----------
I.   Reported net earnings
     ---------------------
     Net income . . . . . . . . . . . . . . . . . . . . . .         $      728      $    1,645      $    1,251      $    3,056
                                                                    ==========      ==========      ==========      ==========
II.  Primary earnings per share
     --------------------------
     A. Shares outstanding
       Weighted average number of shares outstanding during
         period  . . . . . . . . . . . . . . . . . . .  . .          4,330,943       6,908,416       4,262,560       6,905,120
       Shares potentially issuable upon the assumed exercise
         of stock options, net of assumed repurchase using
         the Treasury Stock Method . . . . . . . . . . . .             428,720         285,441         477,597         317,029
                                                                    ----------      ----------      ----------      ----------
       Total common shares and common equivalent shares . .          4,759,663       7,193,857       4,740,157       7,222,149
                                                                    ==========      ==========      ==========      ==========
     B. Computation of net earnings per share . . . . . . .
         Net income  . . . . . . . . . . . . . .  .  .  . .         $     0.15      $     0.23      $     0.26      $     0.42
                                                                    ==========      ==========      ==========      ==========
III. Fully diluted earnings per share (see NOTE below)
     -------------------------------------------------
     A.  Shares outstanding
         Weighted average number of shares outstanding during
           period . . . . . . . . . . . . . . . . . . . . . .        4,330,943       6,908,416       4,262,560       6,905,120
         Shares potentially issuable upon the assumed exercise
           of stock options, net of assumed repurchase using
           the Treasury Stock Method . . . . . . . . . . . . .         433,844         291,201         489,381         324,225
                                                                    ----------      ----------      ----------      ----------
         Total common shares and common equivalent shares            4,764,787       7,199,617       4,751,941       7,229,345
                                                                    ==========      ==========      ==========      ==========
     B.  Computation of net earnings per share
            Net income  . . . . . . . . . . . . . . . . . . . .     $     0.15      $     0.23      $     0.26      $     0.42
                                                                    ==========      ==========      ==========      ==========





NOTE: The amounts of per share earnings on the fully diluted basis are not required to be presented in the consolidated statements of operations under the provisions of Accounting Principles Board Opinion No. 15 since there is no significant difference between primary and fully diluted earnings per share.